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                                  EXHIBIT INDEX

EXHIBIT
NUMBER                 DESCRIPTION
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99.1                   Press Release of Brady Corporation dated
                       November 17, 2005.

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                                  EXHIBIT 99.1

For More Information Contact:
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Carole Herbstreit (414) 438-6882

FOR IMMEDIATE RELEASE

BRADY CORPORATION ANNOUNCES THE ELECTION OF PHILIP M. GRESH, JR. TO ITS BOARD OF DIRECTORS.
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MILWAUKEE (November 17, 2005)-- Philip M. Gresh, Jr. was elected to the Brady
Corporation (NYSE:BRC) Board of Directors at the company's Annual Shareholders' Meeting today. Gresh, 57, has been executive vice president-consumer packaging products and decorating businesses for Illinois Tool Works, Inc. since 2000. Prior to his current position, he served as president of the company's Hi-Cone Worldwide division and general manager of Hi-Cone USA. From 1987 to 1989 he was president of Heuft USA. A graduate of Pennsylvania State University, Gresh also serves on the board of the Center for Marine Conservation and on the finance committee for Edward Hospital in Naperville, Ill.

         "We are very pleased to welcome Phil Gresh to our board," said Robert Buchanan, chair of Brady's corporate governance committee. "He is a very well rounded business person with global experience from a highly reputable, well run company known for its superior business processes."

         "It is an exciting time to be involved with Brady, and I appreciate the opportunity to be a part of this solid, growth-oriented company with great management and an excellent future," said Gresh.

         Gresh joins Richard Bemis, president and CEO of Bemis Manufacturing; Robert Buchanan, non-executive chairman of Fox Valley Corporation; Mary Bush, president of Bush International, Inc.; Frank Harris, distinguished professor and director of the Maurice Morton Institute of Polymer Science and Biomedical Engineering at the University of Akron; consultant Frank Jarc; Peter Lettenberger, retired partner of the law firm Quarles & Brady; Gary Nei, chairman of Nei-Turner Media; Roger Pierce, consultant; Elizabeth Pungello, Developmental Psychologist at the Frank Porter Graham Child Development Institute at the University of North Carolina at Chapel Hill; and Brady President and Chief Executive Officer Frank Jaehnert; who were all re-elected to the Brady Board of Directors today.

         Brady is an international manufacturer and marketer of identification and materials solutions, with products including labels, signs, precision die-cut materials, printing systems, software, and label-application and data-collection systems for electronics, telecommunications, manufacturing, electrical, and a variety of other markets. Founded in 1914, Brady is headquartered in Milwaukee and employs about 4,700 people in operations in the United States, Europe, Asia/Pacific, Latin America and Canada. The company had sales of $816 million in fiscal 2005. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com, which includes an interactive version of the 2005 Annual Report to Shareholders.
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